EXHIBIT 8.1

The following table sets forth a list of our subsidiaries and affiliates.

Jurisdiction	Name of Subsidiary

Argentina	Pointer Argentina S.A.(1)

Israel	Shagrir Group Vehicle Services Ltd. (2)

Mexico	Pointer Recuperacion Mexico S.A. (3)

Brazil	Pointer do Brasil Comercial Ltda. (4)

USA	Pointer Telocation Inc. (5)

India	Pointer Telocation India (6)

Israel	Car2Go Ltd. (7)

South Africa	Pointer SA (PTY) Ltd. (8)

(1)	We hold 93% of the issued and outstanding shares of Pointer Argentina.
(2)	We hold 100% of the issued and outstanding shares of Shagrir Group Vehicle Services Ltd.
(3)	We hold 74% of the issued and outstanding shares of Pointer Mexico.
(4)	We hold 100% of the issued and outstanding shares of Pointer Brazil.
(5)	We hold 100% of the issued and outstanding shares of Pointer Telocation Inc.
(6)	We hold 100% of the issued and outstanding shares of Pointer Telocation India.
(7)	We hold 62.31% of the issued and outstanding shares of Car2Go Ltd.
(8)	We hold 100% of the issued and outstanding shares of Pointer South Africa.